Exhibit 99

Contact:

Cara Tucker

Manager, Corporate Communications

608-284-5735

For Immediate Release

Exact Sciences reports third-quarter 2013 financial results

MADISON, Wis., Oct. 29, 2013 — Exact Sciences Corp. (Nasdaq: EXAS) today announced its financial results for the quarter ended Sept. 30, 2013.

Exact reported total revenues of $1.0 million for the third quarter of 2013, compared to total revenues of $1.0 million during the same period of 2012.  Total revenues for the nine-month period ended Sept. 30, 2013, were $3.1 million, compared to $3.1 million during the first nine months of 2012.

Exact reported a net loss of ($11.2) million, or ($0.16) a share, for the third quarter of 2013. The company had a net loss of ($13.0) million, or ($0.21) a share, for the same period of 2012.  The net loss for the nine-month period ended Sept. 30, 2013, was ($34.3) million, or ($0.52) a share.  The company’s net loss for the same period of 2012 was ($38.4) million, or ($0.66) a share.

Operating expenses for the quarter ended Sept. 30, 2013, were $12.3 million, compared to $14.0 million for the same period of 2012.  Operating expenses for the first nine months of 2013 totaled $37.6 million, compared to $41.7 million during the same period of 2012.

Exact ended the third quarter of 2013 with cash, cash equivalents and marketable securities of $147.8 million, compared to $108.1 million at Dec. 31, 2012.

“As Cologuard moves through the FDA approval process, we also are focused on commercial readiness and operational excellence,” said Kevin T. Conroy, the company’s president and CEO.  “The combination of Cologuard and our service that will make it easy for physicians to order and patients to use our test is a powerful one.  We believe that this combination will increase the colorectal cancer screening rate and positively impact patient health.”

Third-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Tuesday, Oct. 29, 2013, at 10 a.m. ET to discuss third-quarter results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.  An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 855-859-2056 domestically or 404-537-3406 internationally. The access code for the conference call and replay is 19874919. The conference call, webcast and replay are open to all interested parties.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on colorectal cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.  For more information, please visit the company’s website at www.exactsciences.com.

Certain statements made in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this news release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, anticipated results of our pivotal clinical trial, expectations concerning our ability to secure FDA approval of our Cologuard test, expected license fee revenues, expected research and development expenses, expected general and administrative expenses and our expectations concerning our business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

License fees	1,036	1,036	3,108	3,108

Operating Expenses:
Research and development	6,982	10,491	20,965	31,692
General and administrative	3,686	2,547	9,962	7,085
Sales and marketing	1,615	1,006	6,676	2,931
	12,283	14,044	37,603	41,708

Loss from operations	(11,247)	(13,008)	(34,495)	(38,600)

Investment income	103	67	220	188
Interest expense	(16)	(11)	(53)	(21)

Net loss	$(11,160)	$(12,952)	$(34,328)	$(38,433)

Net loss per share - basic and diluted	$(0.16)	$(0.21)	$(0.52)	$(0.66)

Weighted average common shares outstanding - basic and diluted	70,559	60,531	66,389	58,104

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	September 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$9,710	$13,345
Marketable securities	138,131	94,776
Prepaid expenses and other current assets	904	593
Property and equipment, net	6,751	3,405
Total assets	$155,496	$112,119

Liabilities and stockholders’ equity
Total current liabilities	$8,502	$11,455
Long term debt	1,000	1,000
Long term accrued interest	79	63
Capital lease obligation, less current portion	449	711
Lease incentive obligation, less current portion	376	—
Deferred license fees, less current portion	—	295
Total stockholders’ equity	145,090	98,595
Total liabilities and stockholders’ equity	$155,496	$112,119